Exhibit 5.1

Our ref	VZL\611552\4071177v2
Direct	+852 2971 3095
Email	valerie.law@maplesandcalder.com
China Techfaith Wireless Communication Technology Limited
Building 1, No. 13, Yong Chang North Road
Beijing Economic-Technological Development Area (Yi Zhuang)
Beijing 100176
People’s Republic of China
30 September 2010
Dear Sir
China Techfaith Wireless Communication Technology Limited
We act as Cayman Islands counsel for China Techfaith Wireless Communication Technology Limited (the “Company”), a Cayman Islands company, in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed sale by the Selling Shareholders identified therein of from time to time of up to 78,814,628 of the Company’s ordinary shares, each of a par value of US$0.00002 (the “Ordinary Shares”), represented by 5,254,309 American Depositary Shares (the “ADSs”).
We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.
1	DOCUMENTS REVIEWED
We have reviewed originals, copies, drafts or conformed copies of the following documents (the “Documents”):
1.1	The Certificate of Incorporation of the Company dated 14 July 2004.
1.2	The Amended and Restated Memorandum and Articles of Association of the Company as adopted by special resolution on 18 March 2005 and effective 11 May 2005 (the “Memorandum and Articles of Association”).
1.3	The minutes of a meeting of the Directors held on 31 August 2010 and written resolutions of the board of directors of the Company dated 29 September 2010 (the “Resolutions”).
1.4	A certificate from a director of the Company dated 30 September 2010, a copy of which is annexed hereto (the “Director’s Certificate”).
1.5	A certificate of good standing dated 28 September 2010, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.6	The Registration Statement.

2	ASSUMPTIONS
Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate as to matters of fact and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:
2.1	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	The genuineness of all signatures and seals.

2.3	There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

3	OPINIONS
The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.
Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:
3.1	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$1,000,000,000 divided into 50,000,000,000,000 ordinary shares of a nominal or par value of US$0.00002 each.

3.3	The Shares to be sold by the Selling Shareholders have been legally and validly issued as fully paid and non-assessable.

4	QUALIFICATIONS
This opinion is subject to the following qualification and limitation that under the Companies Law (2010 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2010 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).
Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the

Registration Statement or otherwise with respect to the commercial terms of the transactions that are the subject of this opinion.
We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.
Yours faithfully
/s/ Maples and Calder
Encl.

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